Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114358
Supplement dated November 8, 2005
to Prospectus dated April 21, 2004
     The following information supplements and amends the prospectus, dated April 21, 2004, of Archstone-Smith Trust relating to the offer and sale from time to time by the selling shareholders named therein of Archstone-Smith’s common shares of beneficial interest, $0.01 par value per share. This supplement should be read in conjunction with the prospectus dated April 21, 2004.
     In order to update the information contained in the section entitled “Selling Shareholders”, the following replaces the section in the prospectus dated April 21, 2004:
     The table below sets forth the name of each selling shareholder and relationship, if any, with Archstone-Smith. The table also shows the number of common shares beneficially owned by the selling shareholders as of November 8, 2005, the maximum number of common shares which may be offered for the account of each selling shareholder under the prospectus, and the number and percentage of common shares to be owned by the selling shareholders assuming the sale of all of the common shares which may be offered under this prospectus.

						Percentage of
	Shares			Amount of Shares		Shares Beneficially
	Beneficially Owned		Shares	Beneficially Owned		Owned
Selling Shareholder	Prior to Offering		Being Offered	After Offering(1)		After Offering

Stephen D. Massman(2)	209,071	(3)	70,350	138,721	(3)	*

Pynoos Revocable Trust(4)	70,350		70,350	0		*

Michael B. Massman	3,908		3,908	0		*

Brent G. Massman	3,908		3,908	0		*

Robert S. Pynoos	3,908		3,908	0		*

Jonathan M. Pynoos	3,908		3,908	0		*

(1)	Assumes the sale of all of the common shares offered in this prospectus, although neither of the selling shareholders is under any obligation, known to us, to sell any common shares.

(2)	Pursuant to a line of credit from JP Morgan Chase Bank, N.A. to Stephen D. Massman, Mr. Massman has pledge the common shares to JP Morgan Chase Bank, N.A. In the event that JP Morgan Chase Bank, pursuant to the pledge, acquires ownership of the listed common shares, JP Morgan Chase Bank, N.A. shall be deemed listed in this supplement as the selling shareholder.

(3)	Includes 138,721 Class A-1 Units of beneficial interest in the Operating Trust.

(4)	Rita Pynoos is the trustee of the Pynoos Revocable Trust and exercises voting and dispositive power with respect to these common shares.

*	Less than one percent
     We will pay all of the fees and expenses of registering the common shares offered in this prospectus and in connection with any prospectus supplement subsequently filed as referenced below in “Plan of Distribution.”